EXHIBIT 99.1

TRANS-INDIA ACQUISITION CORPORATION

ANNOUNCES LETTER OF INTENT

CHICAGO, Illinois – August 7, 2008 – Trans-India Acquisition Corporation (AMEX: TIL) announced today that it has entered into an exclusive non-binding letter of intent relating to a business combination. The target is a company with business operations primarily in India. The Company will make an additional announcement once it has entered into a definitive agreement to complete a business combination.

Pursuant to the Company’s Amended and Restated Certificate of Incorporation, the execution of the letter of intent affords the Company a six-month extension for completion of a business combination, until February 14, 2009.

About Trans-India

Trans-India is a blank check company organized under the laws of the State of Delaware to effect the acquisition, through a merger, capital stock exchange, asset acquisition or other similar business combination, of one or more target businesses with operations primarily in India. Trans-India consummated its initial public offering of 11,500,000 units on February 14, 2007.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Such statements include, but are not limited to, statements relating to Trans-India’s proposal to acquire the target, Trans-India’s ability to enter into a definitive agreement with the target, Trans-India’s plan to announce entering into a definitive agreement and any other statements that are not historical facts. Factors, which could cause actual results to differ, relate to: (i) the results of due diligence inquiries of the parties; (ii) the ability of the parties to successfully negotiate a definitive agreement on mutually acceptable terms; (iii) the successful fulfillment (or waiver) of all conditions anticipated to be set forth in the definitive agreement; (iv) satisfactory and timely preparation of financial statements of the target in U.S. GAAP; (v) approval of the acquisition by the stockholders; and (vi) the successful closing of the acquisition within the time period permitted by Trans-India’ Amended and Restated Certificate of Incorporation. Trans-India undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in Trans-India’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Media Contact

Bobba Venkatadri

President and Chief Executive Officer

Trans-India Acquisition Corporation

(510) 432-5492